Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

The firm of W.D. Von Gonten & Co. consents to the use of its name and to the use of its projections for Contango Oil & Gas Company’s Proved Reserves and Future Net Revenue associated with its 37% ownership interest in Exaro Energy III LLC, in Contango’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned projections in this Registration Statement.

W.D. Von Gonten & Co. has no interests in Contango Oil & Gas Company or in any affiliated companies or subsidiaries and is not to receive any such interest as payment for such reports and has no director, officer, or employee otherwise connected with Contango Oil & Gas Company. Contango Oil & Gas Company does not employ us on a contingent basis.

W.D. VON GONTEN & CO.

By:	/s/ W.D. Von Gonten Jr
W.D. Von Gonten Jr
President

Houston, Texas

June 14, 2019